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                                                              Exhibit 99.1


(Ohio Casualty Corporation Letterhead)



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


                      OHIO CASUALTY CORPORATION ANNOUNCES
                 RESULTS OF PROCESS RE-ENGINEERING INITIATIVE


FAIRFIELD, Ohio, February 11, 2004  --- Ohio Casualty Corporation (Nasdaq:
OCAS) today announced the results of the first phase of an intense company-wide process re-engineering initiative, which is a key aspect of the long-term cost structure efficiency effort to reduce expenses that the company has undertaken.

The initiative has resulted in an initial reduction of approximately 260 staff and managerial positions in its eight major field Claims and Commercial Lines underwriting operations around the country, as well as at its Home Office location in Fairfield, Ohio. An additional 150-250 positions are expected to be reduced company-wide before the end of 2nd quarter 2004 as other areas of the company complete their review of processes and implement improvements. "We sincerely regret the impact of these reductions on employees and would have preferred to adjust staffing through normal attrition," said President and Chief Executive Officer Dan R. Carmichael, CPCU.

Other aspects of the initiative:

  - The process re-engineering initiative represents actions taken to improve productivity and customer service.

  - These initial reductions are the result of continued advances in technology, productivity efficiencies achieved through process improvements, and shifts in business needs.


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      -- Specifically, the Commercial Lines Division has leveraged technological advances to enhance its abilities to centralize some backroom processing transactions for Commercial Lines underwriting. Commercial Lines processing will be transferred from one branch location to other offices; similar actions had been taken in two other branch locations this past year. Process improvements have been implemented in its remaining field offices, resulting in staff reductions in all these locations.

      -- In the Claims Department, the reductions are primarily in response to a continued decrease in the number of claims handled, as well as process improvements. In February of 2003, the department began the process by reducing claims staff based on a declining claims count, which has continued.

"We are systematically streamlining workflows in every functional area, which improves productivity while maintaining or enhancing the quality of service to agents and policyholders," said Mr. Carmichael. "While we are reducing the size of many field offices, we are maintaining a strong underwriting, marketing ,and claims presence in all locations that currently provide services to agents and policyholders. We began the streamlining process in our Commercial Lines and Claims field operations. The process improvement initiative is continuing in all functional areas, with estimated further reductions based on our re-engineering experience thus far."

Outside the process re-engineering effort, the company has made progress the past two years in improving its cost structure and reducing expenses. In addition to the Commercial Lines underwriting and Claims Department actions outlined above, the Company has:
  - addressed its loss adjustment expenses by reducing claims litigation costs;
  - reduced expenses through the centralization of its Personal Lines
    Division;
  - improved procurement practices, including a reduction in telecommunications expenses;
  - leveraged emerging technology to streamline, simplify and speed up processes; and
  - steadily reduced its employee count and personnel-related expenses.

Today's announced reduction of approximately 260 positions will result in a net savings of approximately $5.5 million in 2004, which includes a 1st quarter 2004 charge of approximately $4.6 million for severance pay and other related expenses. This reduction is expected to result in approximately $14.9 million in annual savings beginning in 2005, with approximately 60% of the savings reflected in the underwriting expense ratio and approximately 40% reflected in the loss adjustment expense ratio.

Added Mr. Carmichael: "We needed to take assertive actions to arrive at proper staffing levels to provide improved customer service and achieve expense objectives. We are determined to achieve our expense reduction goals to make us more competitive, increase the company's financial strength in the market, enhance the ability to profitably grow our business, continue to deliver quality services to customers and provide value to shareholders."


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.2 billion as of December 31, 2003.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.